Exhibit 99.1
Avanir Pharmaceuticals Provides Business Update and Announces Restructuring Plan
ALISO VIEJO, Calif.—Avanir Pharmaceuticals (NASDAQ: AVNR) today provided updates on its two license and collaboration agreements and announced certain restructuring activities intended to better enable the Company to execute on its plan to pursue regulatory approval for Zenvia™.
First, Avanir announced that Novartis has assumed all continuing research and development activities for the Macrophage Migration Inhibitor Factor (MIF) program with plans to advance the lead candidate, AVP-28225 towards clinical development. The two companies have been involved in a two-year research collaboration to identify orally active, small molecule inhibitors of MIF for the treatment of inflammatory diseases. Avanir will receive a milestone payment if the molecule reaches the next stage of development and is eligible to receive additional milestone payments through clinical development. “We are extremely pleased with the outcome of the research collaboration as well as the decision by Novartis to move the lead candidate forward. This could someday become an important new therapy for patients suffering from inflammatory diseases,” said Randall Kaye, MD, Chief Medical Officer of Avanir.
Second, the Company also announced that it and AstraZeneca have mutually agreed to end their research collaboration and license agreement on the Reverse Cholesterol Transport (RCT) enhancing compounds. According to the terms of the agreement, AstraZeneca will return the lead molecule and return or make available all related rights to Avanir.
In conjunction with the winding down of these two research collaborations, the Company has initiated planned restructuring activities to reduce ongoing operational costs and account for the loss of revenue associated with the two research collaborations. Avanir anticipates that it will exit from the San Diego research facility later this year and move essential clinical development and support resources to the Company’s Orange County, Calif. headquarters. With these actions and other cost-saving measures, the company is targeting to reduce its annual operating expenses to $20 million once all of these actions are fully implemented.
Avanir today also reported it has received expressions of interest in certain Company assets, including several investigational compounds as well as FazaClo(R), and is engaged in ongoing discussions with multiple parties regarding their potential sale.
“We are working aggressively to solidify our financial position in order to fund the Company’s ongoing operations,” said Keith Katkin, Avanir’s President and CEO. “We are evaluating several strategic options simultaneously and no option is being ruled out at this time. Our goal is to minimize shareholder dilution and obtain sufficient cash to fund all, or substantially all, of the operating expenses for the next two years, including the estimated costs of the confirmatory Phase III trial for Zenvia™. Once we have more definitive results from our discussions with the interested parties, we will report back to our shareholders,” added Mr. Katkin.

About AVANIR
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, inflammation, and infectious diseases. Avanir currently markets FazaClo(R), the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com. Avanir’s lead product candidate for the treatment of involuntary emotional expression disorder (IEED), Zenvia™, is the subject of an approvable letter from the FDA. Additionally, Avanir is expecting results, in the coming months, from the completed Phase III clinical trial with Zenvia™ in patients with painful diabetic neuropathy. Avanir has an ongoing development program with Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease. The Company’s first commercialized product, Abreva(R), is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.
Forward-Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that the Company will receive FDA regulatory approval for Zenvia™ or that the additional development work for Zenvia™ will be completed in the time periods that are anticipated. Final review decisions made by the FDA and other regulatory agencies are often unpredictable and outside the influence and control of the Company. There can be no assurance that cost reduction measures will yield the anticipated benefits or that the Company will be able to raise sufficient capital to fund going operations, whether through sales of assets or otherwise. Risks and uncertainties also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Cain, jcain@lhai.com
Bruce Voss, bvoss@lhai.com
310-691-7100